Exhibit 8.2

The Legal Center

One Riverfront Plaza

Newark, New Jersey 07102

Tel: (973) 643-7000

Fax (973) 643-6500

101 Park Avenue

28th Floor

New York, NY 10178

Tel: (212) 643-7000

Fax: (212) 643-6500

600 College Road East

Princeton, NJ 08540

Tel: (609) 227-4600

Fax: (609) 227-4646

February 19, 2015

Cover-All Technologies Inc.

412 Mt. Kemble Avenue

Morristown, New Jersey 07960

Ladies and Gentlemen:

We have acted as counsel to Cover-All Technologies Inc., a Delaware corporation (the “Company”), in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization, dated as of December 14, 2014 (the “Agreement”), by and between Majesco, a California corporation (“Majesco”), and the Company.

Pursuant to the Agreement, the Company will merge with and into Majesco, with Majesco as the surviving corporation (the “Merger”). The Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 filed by Majesco with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), which includes the proxy statement/prospectus relating to the Merger (the “Prospectus”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, with your consent and without any independent investigation or examination thereof (i) that the Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the effective time of the Merger (the “Effective Time”) of the statements, representations and warranties made by the Company and Majesco in the Agreement, the Prospectus and the tax certificates dated the date hereof, or otherwise made to us; and (iii) that any such statements,

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February 19, 2015

representations or warranties made “to the knowledge” or based on the belief or intention of the Company or Majesco or otherwise similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder and interpretations of the foregoing as expressed in court decisions, legislative history and administrative determinations of the Internal Revenue Service (the “IRS”), all as of the date hereof. This opinion represents our best legal judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not reach a conclusion contrary to such opinions. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the opinions expressed herein.

In our opinion, the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein and this Exhibit, is accurate in all material respects.

This opinion addresses only matters set forth herein. This opinion does not address any other U.S. federal tax consequences or any state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, including the Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within

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February 19, 2015

the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sills Cummis & Gross P.C.
SILLS CUMMIS & GROSS P.C.